Exhibit 99.1

Allied Capital Responds to Prospect Capital Corporation Letter

February 3, 2010 – Washington, DC – Allied Capital Corporation (NYSE: ALD) announced today that it has issued the following letter in response to Prospect Capital Corporation’s letter dated January 26, 2010.

February 3, 2010

Prospect Capital Corporation
10 East 40th Street
New York, NY 10016
Attention: Mr. M. Grier Eliasek, President and Chief Operating Officer

Dear Mr. Eliasek:

The Board of Directors of Allied Capital Corporation (“Allied” or “ALD”), together with its external legal and financial advisors, has carefully reviewed and analyzed the revised proposal submitted by Prospect Capital Corporation (“Prospect” or “PSEC”) set forth in your letter of January 26, 2010. As a result of this review, Allied’s Board of Directors has unanimously concluded that this revised offer does not constitute, and is not reasonably likely to result in, a “Superior Proposal” as defined under our merger agreement with Ares Capital Corporation (“Ares” or “ARCC”). Allied’s Board of Directors has unanimously reaffirmed its recommendation that Allied shareholders vote for the transaction with Ares announced on October 26, 2009.

Before we review the reasons for this conclusion, we believe it is constructive to provide some additional important background to address references in Prospect’s Preliminary Proxy Statement dated January 29, 2010 relating to Prospect’s expressions of interest in pursuing a merger transaction with Allied.

Prospect’s assertion that we have engaged in “stonewalling over the last nine months” over your “numerous expressions of serious interest in acquiring Allied” is false. Although we held some informal discussions and met with representatives from Prospect in April 2009, we were unable to advance those discussions because Prospect was unwilling to provide basic information that we requested. During our discussions, Prospect made claims to have access to a significant amount of third party capital. While we were intrigued by these references, Prospect was unwilling to disclose any details, including the identity of the mysterious capital source, nor was Prospect willing to provide any information regarding the financial outline of a potential transaction. Further, it was not clear to Allied whether Prospect was acting at the time as a principal in a potential transaction, or as an agent for the unidentified source of capital. Given this vagueness as to with whom we were dealing, or what such a transaction might involve, we were unable to even negotiate a confidentiality agreement. In any event, Allied ultimately determined that the clear priority at that time was to generate shareholder value through a successful restructuring of Allied’s debt, and that it was not in the interests of Allied shareholders for our Board or management teams to spend more time on Prospect’s undeveloped proposition. At no time during these discussions did Prospect make an offer to acquire Allied.

We would also like to clarify that Prospect approached a Managing Director on the Capital Markets desk of Allied, not our Chairman or Chief Executive Officer, in September 2009 regarding the acquisition of certain assets, not an acquisition of Allied.

The Board of Allied was surprised to receive Prospect’s initial unsolicited letter of January 14, 2010 offering to acquire Allied. For reasons we will elaborate on throughout this letter, while we believe Prospect may view the acquisition of Allied as a partial solution to the significant gap in Prospect’s earnings relative to its current dividend levels, we believe that the markets’ growing perception of this gap, and the risk that an acquisition of Allied does not close that gap, could result in a subsequent dividend reduction. Any such reduction would be expected to place significant and immediate downward pressure on Prospect’s stock price, eliminating the premium which your revised offer claims to provide and materially increasing the risk to Allied shareholders of a failed transaction.

Despite the numerous concerns, outlined below, that Allied’s Board has regarding an acquisition of Allied with Prospect stock, the Board asked its financial advisors to meet with Prospect’s financial advisors and management team to discuss, among other items, the financial assumptions of your revised offer, with a specific focus on the stability and safety of Prospect’s dividend. We learned that Prospect has yet to engage any financial advisors, a fact we find troubling given the transformative nature of this transaction for Prospect involving, among others, the issuance of more Prospect shares than are currently outstanding, and the need for Prospect shareholder approval. Following the discussions our advisers held with Prospect’s management and such advisors’ analysis of the information received, we believe that Prospect does not have the ability to generate sufficient cash earnings to support current dividend levels, and the non-cash earnings it relies upon require numerous assumptions that (i) may not happen, and (ii) if they were to happen, would also provide incremental value to Allied shareholders in the Ares transaction. This consideration, along with the others described in this letter, we would reject an acquisition of Allied for Prospect stock even if we did not have a pending agreement with Ares.

Allied’s Board reached its conclusion on Prospect’s revised offer for the following reasons, among others:

1.	We believe Prospect’s unsolicited offer does NOT provide Allied shareholders “Superior Value” as compared to the Ares transaction. While Prospect’s revised offer purports to provide a premium to the Ares transaction based on the closing market prices of both Prospect and Ares stock as of January 25, 2010, upon its careful review the Allied Board believes there is substantial risk that this premium would vanish if the market believed that Prospect would be successful in completing a transaction with Allied. It is indicative that upon announcement of the revised offer, Prospect stock fell 5.1% during the course of the day’s trading. We believe there will be continued erosion in the purported premium as the market comprehends the risks involved in such a transaction due primarily to Prospect’s limited balance sheet strength and inferior platform. This erosion could ultimately result in a discount to the Ares offer.

2.	We believe a merger with Allied would put Prospect’s dividend at risk, resulting in a near term dividend cut, which would reduce Prospect’s stock price and imply a lower value for Allied’s shareholders. Prospect claims that Allied’s shareholders would receive higher dividends in a transaction with Prospect than under the Ares transaction. We believe this claim is false, in particular given Prospect’s inability to earn sufficient net investment income during the three months ended September 30, 2009 to cover its own dividend and its significant issuance of shares through the course of 2009. In addition, as the proceeds of Prospect’s numerous equity raises have been applied towards the repayment of outstanding indebtedness (both Prospect’s and the debt assumed through the acquisition of Patriot Capital Funding, Inc. (“Patriot”)) rather than towards new investments, we believe this puts in serious doubt Prospect’s ability to maintain its current dividend level. We believe Prospect’s actions in continuing to increase quarterly dividend payments to shareholders without supporting earnings generation, particularly in a period during which significant equity capital was raised and the credit quality of Prospect’s portfolio declined, have contributed further to Prospect’s challenges in generating sufficient earnings to support the current dividend rate.

During the three months ended September 30, 2009, Prospect earned net investment income of $12.3 million, and paid dividends to shareholders of $19.5 million. During the same quarterly period, Patriot earned $1.1 million in net investment income, providing pro forma net investment income of $13.4 million. Using pro forma shares outstanding for Prospect/Patriot of 63.3 million shares, the combined organization appears to earn approximately $0.21 per share in net investment income, against a quarterly dividend of $0.40875, representing approximately 51% coverage through net investment income.

In Prospect’s revised proposal, Prospect would be issuing approximately 71.8 million shares to Allied shareholders. On a pro forma basis, a combined Prospect/Allied would have an estimated 135.1 million outstanding shares (63.3 million current Prospect shares plus 71.8 million shares to be issued to Allied shareholders), and require a quarterly dividend payment at current levels of $0.40875 per share aggregating approximately $55.2 million. During the three months ended September 30, 2009, Allied generated $9.6 million in net investment income. Together, the combined Prospect/Patriot/Allied organization earned approximately $23.0 million in net investment income, representing approximately 42% coverage through net investment income.

We do not see, based on the combined earnings of the proposed Allied/Prospect (including Patriot) organization, how a sustained dividend at current levels is possible. We further believe, based on the information Prospect provided to us, that Prospect’s ability to close the gap between earnings and dividends relies upon the non-cash accretion of purchase price discount as a significant contributor to net investment income, combined with an assumption of early repayment of existing loans to generate liquidity. The acquisition of Allied is important to Prospect because of Prospect’s existing dividend shortfall, yet fails to provide dividend stability to Allied shareholders. Indeed, rather than the higher dividends Prospect suggests, we believe a significant reduction in the dividend will be required. According to Greg Mason and Troy Ward from Stifel Nicholas, writing in a research report dated January 27, 2010, “We still have a difficult time seeing how PSEC is able to cover its current dividend rate of $1.64.” Given that dividend yield is one of the key valuation metrics for business development companies such as Prospect, Allied and Ares, a significant reduction in Prospect’s dividend would reduce Prospect’s stock price, resulting in lower value for Allied shareholders.

By contrast, in addition to a lower base management fee (1.5% for Ares compared to 2.0% for Prospect), Ares has committed to take significant steps to preserve the combined cash dividend. For example, Ares has agreed to defer up to $15 million in base management and incentive fees for each of the first two years following the merger if certain earnings targets are not met to help support consistent cash flows and the combined Allied/Ares’ dividend payments. Based on Prospect’s recent results, it is unclear that Prospect has the ability to maintain its current dividend on a stand-alone basis, much less to pay a higher dividend than a combined Allied/Ares. We believe the future value of the dividend to Allied shareholders is far more secure under the Ares transaction.

3.	We believe Prospect lacks the managerial expertise to run the combined company. Prospect’s claim that it has the management depth, capital resources and experience to undertake an acquisition of Allied is not substantiated by the facts. Prospect’s acquisition of Patriot, with an investment portfolio totaling $257 million as of September 30, 2009, only closed in December 2009 and is unlikely to be fully integrated by now. Further, this acquisition says little about Prospect’s capacity to integrate Allied’s $2.2 billion in assets (as of September 30, 2009, adjusted for subsequent changes). According to Prospect’s website, Prospect’s senior management and professional team consist of 26 people, including those individuals retained from Patriot. In acquiring Allied, Prospect would be facing an investment portfolio almost three times larger than Prospect’s existing portfolio and one that is substantially more complex. Prospect would need many of the over 100 existing Allied employees. This would create complex and risky integration issues, including whether Prospect would be able to retain key employees. Given Prospect’s actions to date, it would appear that there is a significant cultural divide between the two organizations, making a successful integration more difficult and uncertain. We believe that as investors analyze a potential combination of Allied and Prospect and factor in the weakness in Prospect’s managerial skills, there would be immediate downwards pressure on Prospect’s stock.

4.	There is no assurance that any agreement with Prospect could be reached or closed. Prospect waited almost three months to make a proposal subsequent to the announcement of a transaction with Ares. Although Prospect’s offer purports to represent a premium, Prospect’s offer is preliminary and conditioned upon due diligence, and would be subject to the approval of Prospect’s and Allied’s shareholders. Even if Allied were to enter into negotiations with Prospect, the likelihood that a transaction with Prospect would be negotiated on the terms proposed and obtain the necessary consents and shareholder votes remains highly uncertain. Allied and Ares are moving expeditiously towards the shareholder meeting and receiving required third party consents. Allied believes the Ares transaction is on target for a closing in the first quarter of 2010. Pursuing an inferior offer with a low likelihood of ever reaching agreement or closing is clearly not in the best interests of Allied shareholders.

5.	We believe Prospect has limited liquidity to operate the combined business. Based on Prospect’s SEC filings, Prospect’s current available borrowings consist of a $250 million revolving credit facility lead arranged by Rabobank Nederland. Although the total facility size is $250 million, Prospect has received commitments totaling only $210 million, despite this facility being announced in June 2009. The facility is scheduled to enter into a period of amortization in June 2010, which would preclude Prospect from borrowing any further funds on the facility, and must be fully repaid by June 2011. Given the current state of the credit markets, we believe it may be difficult for Prospect to have access to adequate debt funding after expiration of this facility. This would (i) jeopardize the ability of Prospect to continue meeting current dividend levels, (ii) further reduce prospects for growth, and (iii) present a material risk to Allied shareholders who would become shareholders of Prospect/Allied.

By contrast, Ares has commitments from and long-standing relationships with many major banks, including JPMorgan Chase Bank N.A., Bank of America, N.A., SunTrust Bank, Bank of Montreal, UBS Loan Finance LLC, Deutsche Bank AG, Morgan Stanley Bank, N.A., City National Bank, NA and Branch Banking and Trust Company. These financial institutions participated in a new three-year revolving credit facility with Ares announced on January 25, 2010, which expanded the size of total commitments from $525 million to $690 million. The new facility has a stated interest rate of Libor plus 300 basis points and continues to be free of a Libor floor. Prospect’s current facility has a stated interest rate on drawn balances of Libor plus 400 basis points, with a Libor floor of 200 basis points, which indicates that lenders perceive Prospect to be a higher credit risk than Ares. With three-month Libor currently at approximately 25 basis points, the variation in the costs of Ares and Prospect’s respective facilities creates a cost of capital differential of approximately 275 basis points in Ares’ favor. In addition, Ares utilizes and has access to other forms of debt capital at lower costs than the revolving credit facility described above.

6.	We believe the Prospect management platform is inferior to the Ares management platform, providing weaker long term growth opportunities for Allied’s shareholders. Allied’s Board has no confidence in Prospect’s ability to manage the assets in Allied’s portfolio. Ares has more than 250 professionals in offices in Los Angeles, New York, Chicago, Atlanta, London, Paris, Frankfurt and Stockholm. Ares Management LLC is a global alternative asset manager with over $33 billion in committed capital under management across a range of business segments, including private equity, private debt and capital markets, has deep relationships with significant investors around the world, and has numerous lending partners both at Ares and at the advisor’s parent. Ares has demonstrated investment expertise that enables Allied to have confidence in Ares as managers of the combined Allied/Ares portfolio. On the other hand, we believe Prospect’s advisor manages total assets of only $760 million, with a senior management and professional team of only 26. To quote Greg Mason and Troy Ward again, from their January 27, 2010 research report, “We still believe that over the next several years ARCC has better scale and breadth and is more likely to optimize the assets and liabilities of ALD’s balance sheet better than PSEC.”

7.	We believe the acquisition of Patriot Capital further weakens Prospect’s platform, making Prospect a less attractive merger partner. We believe Prospect’s acquisition of Patriot lessens Prospect’s attractiveness as a merger partner for Allied. Patriot’s investment portfolio consisted of smaller companies relative to Prospect’s portfolio, and at the time the acquisition was announced, loans and equity investments from six of Patriot’s 33 portfolio companies were on non-accrual status, yet Prospect agreed to pay a 105.1% premium for Patriot’s equity. Further, Prospect agreed to use existing cash resources, raised throughout 2009 in dilutive equity raises, to repay $110.5 million of debt to Patriot’s lenders.

8.	Prospect has a track record of highly dilutive equity capital raises which we do not believe provides responsible growth to shareholders. Prospect raised equity six times in 2009 at significant discounts to Prospect’s net asset value per share (“NAV”). The average size of Prospect’s equity transactions in 2009 was $34.3 million at a weighted average price to NAV multiple of 0.67x. By contrast, on January 27, 2010, Ares announced that it had raised approximately $267.8 million in equity at a price to NAV multiple of 1.14x. Since its initial public offering, Ares has raised equity 10 times, for average gross proceeds of $164.3 million and a weighted average price to NAV multiple of 1.03x. Allied believes that Ares’ track record in equity-capital raising is far more disciplined and shareholder friendly, and that Ares represents a responsible growth partner for existing Allied shareholders who wish to participate in the potential of a combined Allied/Ares.

9.	We believe, by combining with Prospect, Allied shareholders would be inheriting a much riskier portfolio. As part of Allied’s discussions with Ares prior to the signing of a merger agreement, Allied spent a significant amount of time analyzing Ares’ portfolio. As of September 30, 2009, approximately 5.3% of Ares’ investment portfolio based on cost, and 1.7% based on fair value, was on non-accrual status. Allied has not had the opportunity to diligence Prospect’s portfolio, however, based on public information as of September 30, 2009, approximately 18.6% of Prospect’s investment portfolio based on cost, and 6.8% based on fair value, was on non-accrual status. Furthermore, Prospect’s investment portfolio exhibits significantly less diversity from an industry perspective given its concentration in the oil and gas sectors.

Allied has explored a variety of strategic alternatives, including continuing its existing business on a stand-alone basis with its existing structure, converting to an operating company, agreeing to a large investment by a strategic investor or entering into a business combination with another financial services firm. Allied entered into the merger agreement with Ares because it provided a number of important benefits to Allied shareholders that would not otherwise be achievable in the near term. Those benefits include, among other things:

■ The resumption of dividend payments for Allied’s shareholders;

■ The combined company’s improved access to the debt capital markets on more favorable terms;

■ The combined company’s improved access to the equity capital markets;

■ The combined company’s increased liquidity and flexibility to provide for future growth of the business;

■ ■ ■	The combined company’s increased portfolio diversity; The size and scope of Ares’ investment manager; and Closing certainty for Allied’s stockholders.

We do not believe Prospect’s offer measures up on any of these bases.

For all of the foregoing reasons, Allied’s Board of Directors has unanimously determined that the revised offer from Prospect does not constitute, and is not reasonably likely to result in, a Superior Proposal and we remain strongly committed to the Ares transaction.

Very truly yours,

THE BOARD OF DIRECTORS
ALLIED CAPITAL CORPORATION

About Allied Capital

Allied Capital (NYSE: ALD) is a business development company (BDC) that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for over 50 years. Allied Capital has a diverse portfolio of investments in 92 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

Important Additional Information to be Filed with SEC

This Communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital.  In connection with the proposed transaction, Ares Capital plans to file with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital.  The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Ares Capital and Allied Capital, respectively.  INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov.  Free copies of the Registration Statement and Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com.

Proxy Solicitation

Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition will be set forth in the Joint Proxy Statement/Prospectus when it is filed with the SEC.  You can find information about Ares Capital’s executive officers and directors in its definitive proxy statement filed with the SEC on March 9, 2009.  You can find information about Allied Capital’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009.  You can obtain free copies of these documents from Ares Capital and Allied Capital in the manner set forth above.

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